Exhibit 10.41

SIXTH AMENDMENT

THIS SIXTH AMENDMENT (this "Amendment") is made and entered into as of March 16,
2023, by and between HUDSON METRO CENTER, LLC, a Delaware limited liability company
("Landlord"), and QUINSTREET, INC., a Delaware corporation ("Tenant").

RECITALS

A.
Landlord (as successor in interest to CA-Metro Center Limited Partnership, a Delaware limited partnership) and Tenant are parties to that certain lease dated February 25, 2010, as previously amended by that certain First Amendment dated June 11, 2010, that certain Second Amendment dated March 30, 2011, that certain Third Amendment dated April 1, 2011, that certain Fourth Amendment dated April 19, 2018 ("Fourth Amendment") and that certain Fifth Amendment dated July 25, 2018 (as amended, the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 44,556 rentable square feet (the "Existing Premises") at the building commonly known as Metro Center Tower located at 950 Tower Lane, Foster City, California (the "Building") and described as (i) Suite 500 ("Suite 500") consisting of approximately 21,958 rentable square feet on the fifth floor of the Building; and (ii) Suite 600 ("Suite 600") consisting of approximately 22,598 rentable square feet on the sixth floor of the Building.
B.
The parties wish to modify the Premises (defined in the Lease) to include additional space, containing approximately 22,915 rentable square feet described as Suite No. 1200 on the 12th floor of the Building and shown on Exhibit A attached hereto (the "New Space"), on the following turns and conditions.
C.
However, the term of the Lease with respect to the Existing Premises is scheduled to expire on October 31, 2023, and no provision of this Amendment or the Lease shall have the effect of extending such date with respect to the Existing Premises.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. New Space Term.

1.1. Effect of New Space. Effective as of the New Space Effective Date (defined in Section 1.2 below), the Premises shall be deemed to include the New Space. The term of the Lease for the New Space (the "New Space Term") shall commence on the New Space Effective Date and, unless sooner terminated in accordance with the Lease, end on the last day of the 60th full calendar month beginning on or after the New Space Effective Date (the "New Space Expiration Date"). During the New Space Term, the New Space shall be subject to all the terms and conditions of the Lease except as provided herein. Except as may be expressly provided herein, (a) Tenant shall not be entitled to receive, with respect to the New Space, any allowance, free rent or other financial concession granted with respect to the Existing Premises, and (b) no representation or warranty made by Landlord with respect to the Existing Premises shall apply to the New Space.

1.2. New Space Effective Date. As used herein, "New Space Effective Date" means the earlier of (i) the first date on which Tenant conducts business in the New Space pursuant to this Amendment, or (ii) the date on which the Tenant Improvement Work (defined in Exhibit B attached hereto) is Substantially Complete (defined in Exhibit B attached hereto), which is anticipated to be November 1, 2023 (the "Target New Space Effective Date"). The adjustment of the New Space Effective Date and, accordingly, the postponement of Tenant's obligation to pay Monthly Rent for the New Space shall be Tenant's sole remedy if the Tenant Improvement Work is not Substantially Complete on the Target New Space Effective Date.

However, Tenant may enter the New Space before the New Space Effective Date (but not before September 1, 2023 (the "Early Entry Date"); provided, however, that if Landlord fails to deliver the New Space to Tenant pursuant to this sentence on or before the date described in this sentence as a result of any holdover or unlawful possession by another party, the Early Entry Date shall be the date on which Landlord delivers possession of the New Space to Tenant free from occupancy by such party), solely for the purpose of installing telecommunications and data cabling, equipment, furnishings and other personal property in the New Space. Other than the obligation to pay Monthly Rent with respect to the New Space, all of Tenant's obligations hereunder shall apply during any period of such early entry. Notwithstanding the foregoing, Landlord may limit, suspend or terminate Tenant's rights to enter the New Space early pursuant to this paragraph if Landlord reasonably determines that such early entry is endangering individuals working in the New Space or is delaying completion of the Tenant Improvement Work (defined in Exhibit B hereto).

1.3. Confirmation Lefter. At any time after the New Space Effective Date, Landlord may deliver to Tenant a notice substantially in the form of Exhibit C attached hereto, as a confirmation of the information set forth therein. Tenant shall execute and return (or, by written notice to Landlord, reasonably object to) such notice within five (5) days after receiving it.

1.4. Lease Terms Not Coterminous. For the avoidance of doubt, it is acknowledged and agreed that (a) the term of the Lease for the New Space is not coterminous with the term of the Lease for the Existing Premises; (b) the term of the Lease for the Existing Premises is scheduled to expire on the Extended Expiration Date (i.e. October 31, 2023) and no provision of this Amendment shall be deemed to extend such date, and (c) upon the expiration of either such term before the other such term, Sections 8, 15 and 16 and all other provisions of the Lease (as amended) that would apply to the entire Premises if the Term were expiring with respect to the entire Premises shall apply to the space for which the term of the Lease is expiring as if the term of the Lease were expiring with respect to the entire Premises. Tenant acknowledges further that (a) if, for any reason (including, without limitation, the failure of the Tenant Improvement Work in the New Space to be completed), Tenant has not vacated and surrendered to Landlord possession of the Existing Premises in accordance with the terms of the Lease (as amended) on or prior to the Extended Expiration Date (i.e. October 31, 2023), then as to the Existing Premises Tenant shall be deemed to be (i) in holdover pursuant to Section 16 of the Lease (as amended) and (ii) a tenant at sufferance only and (b) Landlord has notified Tenant that Landlord has entered into a Lease with a third party to take possession of the Existing Premises as of November 1, 2023.

2. Base Rent. With respect to the New Space during the New Space Term, the schedule of Base Rent shall be as follows:

Period During New Space Term	Annual Rate Per Square Foot (rounded to the nearest 100[t]h of a dollar)	Monthly Base Rent
New Space Effective Date through last day of 12th full calendar month of New Space Term	$73.80	$140,927.25
13th through 24th full calendar months of New Space Term	$76.01	$145,155.07
25th through 36th full calendar months of New Space Term	$78.29	$149,509.72
37th through 48th full calendar months of New Space Term	$80.64	$153,995.01
49th full calendar month of New Space Term through last day of New Space Term	$83.06	$158,614.86

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Notwithstanding the foregoing, Base Rent for the New Space shall be abated, in the following amounts with respect to the following months of the New Space Term: (i) $140,927.25 with respect to the Pt full calendar month of the New Space Term, (ii) $145,155.07 with respect to the 13th full calendar month of the New Space Term, (iii) $149,509.72 with respect to the 25th full calendar month of the New Space Term and (iv) $153,995.01 with respect to the 37th full calendar month of the New Space Term.

3.
Additional Security Deposit. No additional security deposit shall be required in connection with this Amendment.
4.
Re-measurement of Building: Tenant's Share. Landlord and Tenant acknowledge and agree that Landlord has re-measured the Building and that, according to such re-measurement, the rentable square footage of the Building is 403,497 rentable square feet. With respect to New Space for the New Space Term, the rentable square footage of the Building shall be adjusted to reflect such re-measurement and Tenant's Share for the New Space shall be 5.6791%. Notwithstanding the foregoing, with respect to Existing Premises, the rentable square footage of the Building and Tenant's Share shall remain as set forth in the Lease.
5.
Expenses and Taxes. With respect to the New Space during the New Space Term, Tenant shall pay for Tenant's Share of Expenses and Taxes in accordance with the terms of the Lease (as amended hereby); provided, however, that, with respect to the New Space during the New Space Term, the Base Year for Expenses and Taxes shall be the calendar year 2024.
6.
Improvements to New Space.

6.1. Configuration and Condition of New Space. Tenant acknowledges that it has inspected the New Space and agrees to accept it in its existing configuration and condition (or in such other configuration and condition as any existing tenant of the New Space may cause to exist in accordance with its lease), without any representation by Landlord regarding its configuration or condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.

6.2. Responsibility for Improvements to New Space. Landlord shall perform improvements to the New Space in accordance with Exhibit B attached hereto.

7.
Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

7.1. California Civil Code Section 1938. Pursuant to California Civil Code § 1938, Landlord

hereby states that the New Space has not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52).

Accordingly, pursuant to California Civil Code § 1938(e), Landlord hereby further states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises".

In accordance with the foregoing, Landlord and Tenant agree that if Tenant requests a CASp inspection of the New Space, then Tenant shall pay (i) the fee for such inspection, and (ii) except as may be otherwise expressly provided in this Amendment, the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the New Space.

7.2. Parking. Section 1.9 of the Lease (as amended) is hereby further amended in its entirety to read as follows:

"1.9 Parking: With respect to the Existing Premises during the term of the Lease for the Existing Premises, (i) 143 unreserved parking spaces, at the rate of $0.00 per space per month and (ii) one (1) reserved parking space, at the rate of $0.00 per space per month.

With respect to the New Space during the New Space Term, (i) 70 unreserved parking spaces, at the rate of $0.00 per space per month and (ii) one (1) reserved parking space, at the rate of $0.00 per space per month."

7.3. Landlord's Notice Address. The Landlord's Notice Address set forth in Section 1.11 of the Lease (as amended) is hereby deleted in its entirety and is replaced with the following:

Hudson Metro Center, LLC

c/o Hudson Pacific Properties

333 Twin Dolphin Drive, Suite 100

Redwood City, California 94065

Attn: Building manager

with copies to:

Hudson Metro Center, LLC

c/o Hudson Pacific Properties

333 Twin Dolphin Drive, Suite 100

Redwood City, California 94065

Attn: Managing Counsel

and

Hudson Metro Center, LLC

c/o Hudson Pacific Properties

11601 Wilshire Boulevard, Suite 900

Los Angeles, California 90025

Attn: Lease Administration

Notwithstanding anything to the contrary contained in the Lease, as amended hereby, Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check or by other means acceptable to Landlord."

7.4. Permitted Use. Section 1.7 of the Lease (as amended) is hereby amended and restated as follows:

"1.7 'Permitted Use': General office use consistent with a first-class office building. Notwithstanding any contrary provision hereof: (a) Tenant represents and warrants to Landlord that Tenant is not a Competitor (defined below), and (b) Tenant covenants that (i) Tenant shall not be a Competitor at any time during the term of this Lease during which the Premises includes a portion of the Competing Space (defined below); and (ii) Tenant shall not permit (pursuant to a sublease or otherwise) any Competitor to occupy any portion of the Premises that includes a portion of the Competing Space. As used herein, 'Competitor' means any corporation or other legal entity (or a business division within any legal entity) that conducts as its primary business operations the development of video games or the publishing of video games. As used herein, 'Competing Space' means any space located on the seventh floor of the Building."

7.5. Letter of Credit. The parties acknowledge and agree that (a) pursuant to Section 1.17 of the Lease and Section 4 of Exhibit F thereto, Landlord is currently holding a Letter of Credit in the amount of $500,000.00 originally issued by Comerica Bank on February 23, 2010 and thereafter amended on March 7, 2019 (a copy of which is attached hereto as Exhibit D (the "Current Letter of Credit"), (b) the "Final LC Expiration Date" (as previously defined in Section 4.1 of Exhibit F to the Lease) shall be deemed amended to mean the date that is 120 days after the expiration of the New Space Term (and any renewal thereof), and (c) if at any time after the New Space Effective Date, Tenant is not then in Default and delivers to Landlord a letter of credit in the amount of $250,000.00 and otherwise in strict conformity with the terms of the Lease (including, without limitation, Section 4 of Exhibit F to the Lease, as amended) (the "First Replacement Letter of Credit"), then (i) from and after such date, the "Letter of Credit Amount" (as such term is defined in the Lease) shall be deemed amended and restated as "$250,000.00", (ii) Landlord shall promptly thereafter return to Tenant the original Current Letter of Credit, and (iii) from and after such date, the First Replacement Letter of Credit shall be considered the Letter of Credit under the Lease (as amended).

7.6. Restoration. Section 6.9 of the Fourth Amendment (entitled, Restoration) shall be of no further force of effect; provided, however, that the following sentence shall be deemed added to the last sentence of Section 8 of the Lease (entitled, Landlord's Property):

"Notwithstanding the foregoing, at the expiration or earlier termination of the Lease term, Tenant shall have no obligation to remove or pay for the removal of any Building standard office improvements from the Premises."

7.7. Deletions. Section 6.11 of the Fourth Amendment (entitled, Second Extension Option) is hereby deleted and shall be of no further force or effect

7.8. Third Extension Term.

7.8.1. Grant of Option; Conditions. Tenant shall have the right (the "Third Extension Option") to extend the New Space Term with respect to the New Space only for one (1) additional period of three (3) years beginning on the day immediately following the New Space Expiration Date and ending on the third anniversary thereof (the "Third Extension Term"), if:

(a)
not less than 12 and not more than 15 full calendar months before the New Space Expiration Date, Tenant delivers written notice to Landlord (for purposes of this Section 7.8., the "Extension Notice") electing to exercise the Third Extension Option;
(b)
no Default exists when Tenant delivers the Extension Notice;
(c)
no part of the New Space is sublet (other than to an Affiliate of Tenant) when Tenant delivers the Extension Notice; and
(d)
the Lease (as amended) has not been assigned (other than pursuant to a Permitted Transfer) before Tenant delivers the Extension Notice.

7.8.2. Terms Applicable to Third Extension Term.

A.
During the Third Extension Term, (a) the Base Rent rate per rentable square foot shall be equal to the Prevailing Market rate per rentable square foot; (b) Base Rent shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate; and (c) Base Rent shall be payable in monthly installments in accordance with the terms and conditions of the Lease (as amended).
B.
During the Third Extension Term Tenant shall pay Tenant's Share of Expenses and Taxes for the New Space in accordance with the Lease (as amended).

7.8.3. Procedure for Determining Prevailing Market.

A. Initial Procedure. Within 30 days after receiving the Extension Notice, Landlord shall give Tenant written notice of Landlord's estimate of the Prevailing Market rate for the Third Extension Term (for purposes of this Section 7.8., "Landlord's Estimate"). Within 30 days of receiving Landlord's Estimate, Tenant shall give Landlord either (i) written notice (for purposes of this Section 7.8., "Tenant's Binding Notice") accepting Landlord's Estimate, or (ii) written notice (for purposes of this Section 7.8., "Tenant's Rejection Notice") rejecting such estimate and stating Tenant's estimate of the Prevailing Market rate for the Third Extension Term. If Tenant gives Landlord a Tenant's

Rejection Notice, Landlord, within 15 days thereafter, shall give Tenant either (i) written notice (for purposes of this Section 7.8., "Landlord's Binding Notice") accepting Tenant's estimate of the Prevailing Market rate for the Third Extension Term stated in Tenant's Rejection Notice, or (ii) written notice (for purposes of this Section 7.8., "Landlord's Rejection Notice") rejecting such estimate. If Landlord gives Tenant a Landlord's Rejection Notice, Landlord and Tenant shall work together in good faith to agree in writing upon the Prevailing Market rate for the Third Extension Term. If, within 30 days after delivery of a Landlord's Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate, the provisions of Section 7.8.3.B. below shall apply.

B. Dispute Resolution Procedure.

1.
If, within 30 days after delivery of a Landlord's Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate, Landlord and Tenant, within five (5) days thereafter, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Third Extension Term (collectively, for purposes of this Section 7.8., the "Estimates"). Within seven (7) days after the exchange of Estimates, Landlord and Tenant shall each select a broker or agent (for purposes of this Section 7.8., an "Agent") to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Third Extension Term. Each Agent so selected shall be licensed as a real estate broker or agent and in good standing with the California Bureau of Real Estate Appraisers, and shall have had at least five (5) years' experience within the previous 10 years as a commercial real estate broker or agent working in Foster City, California, with working knowledge of current rental rates and leasing practices relating to buildings similar to the Building.
2.
If each party selects an Agent in accordance with Section 7.8.3.B.1. above, the parties shall cause their respective Agents to work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Third Extension Term. The Estimate, if any, so agreed upon by such Agents shall be final and binding on both parties as the Prevailing Market rate for the Third Extension Term and may be entered in a court of competent jurisdiction. If the Agents fail to reach such agreement within 20 days after their selection, then, within 10 days after the expiration of such 20-day period, the parties shall instruct the Agents to select a third Agent meeting the above criteria (and if the Agents fail to agree upon such third Agent within 10 days after being so instructed, either party may cause a court of competent jurisdiction to select such third Agent). Promptly upon selection of such third Agent, the parties shall instruct such Agent (or, if only one of the parties has selected an Agent within the 7-day period described above, then promptly after the expiration of such 7-day period the parties shall instruct such Agent) to determine, as soon as practicable but in any case within 14 days after his selection, which of the two Estimates most closely reflects the Prevailing Market rate. Such determination by such Agent (for purposes of this Section 7.8., the "Final Agent") shall be final and binding on both parties as the Prevailing Market rate for the Third Extension Term and may be entered in a court of competent jurisdiction. If the Final Agent believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the Final Agent and of any experts retained by the Final Agent. Any fees of any other broker, agent, counsel or expert engaged by Landlord or Tenant shall be borne by the party retaining such broker, agent, counsel or expert.

C. Adjustment. If the Prevailing Market rate has not been determined by the commencement date of the Third Extension Term, Tenant shall pay Base Rent for the Third Extension Term upon the terms and conditions in effect during the last month ending on or before the New Space Expiration Date until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Rent for the Third

Extension Term shall be retroactively adjusted. If such adjustment results in an under- or overpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the next Base Rent due under the Lease (as amended).

7.8.4. Extension Amendment. If Tenant is entitled to and properly exercises its Third Extension Option, and if the Prevailing Market rate for the Third Extension Term is determined in accordance with Section 7.8.3. above, Landlord, within a reasonable time thereafter, shall prepare and deliver to Tenant an amendment (for purposes of this Section 7.8., the "Extension Amendment") reflecting changes in the Base Rent, the term of the Lease, the expiration date of the Lease, and other appropriate terms in accordance with this Section 7.8., and Tenant shall execute and return (or provide Landlord with reasonable objections to) the Extension Amendment within 15 days after receiving it. Notwithstanding the foregoing, upon determination of the Prevailing Market rate for the Third Extension Term in accordance with Section 7.8.3. above, an otherwise valid exercise of the Third Extension Option shall be fully effective whether or not the Extension Amendment is executed.

7.8.5. Definition of Prevailing Market. For purposes of this Third Extension Option, "Prevailing Market" shall mean the arms-length, fair-market, annual rental rate per rentable square foot under extension and renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the New Space in the Building and office buildings comparable to the Building in the Foster City, California area. The determination of Prevailing Market shall take into account (i) any material economic differences between the terms of the Lease (as amended) and any comparison lease or amendment, such as rent abatements, construction costs and other concessions, and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes; (ii) any material differences in configuration or condition between the New Space and any comparison space, including any cost that would have to be incurred in order to make the configuration or condition of the comparison space similar to that of the New Space; and (iii) any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease (as amended).

7.8.6. Subordination. Notwithstanding anything herein to the contrary, Tenant's Third Extension Option is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building or the Project existing on the date hereof.

7.9. Contingency. Landlord and Tenant acknowledge that Landlord and N3N, Inc., a Delaware corporation (the "Existing Tenant") are parties to that certain Office Lease dated May 10, 2018 (as amended and/or assigned, the "Existing Lease") pursuant to which a portion of the New Space is currently leased through August 31, 2023. Notwithstanding any provision herein to the contrary, if Landlord is unable to cause (on or before March 31, 2023) the expiration date of the Existing Lease to be irrevocably accelerated to a date no later than June 30, 2023 (by any means, including (without limitation) mutual agreement, legal process, an unlawful detainer action, a notice of belief of abandonment or otherwise) then the balance of this Amendment shall be of no further force effect as of the Contingency Date.

8. Miscellaneous.

8.1. This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

8.2. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

8.3. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

8.4. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

8.5. Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto which are delivered by facsimile, PDF or DocuSign (or the like) as constituting a duly authorized, irrevocable, actual, current delivery hereof with original ink signatures of each person and entity. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

8.6. Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

8.7. Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Cushman & Wakefield) claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

HUDSON METRO CENTER, LLC, a Delaware limited liability company

By: Hudson Pacific Properties, L.P., a Maryland limited partnership, its sole member

By: Hudson Pacific Properties, Inc.,

a Maryland corporation,

its general partner

By: /s/ Mark Lammas

Name: Mark Lammas

Title: President

QUINSTREET, INC., a Delaware corporation

By: /s/ Doug Valenti

Name: Doug Valenti

Title: